Exhibit 3.1

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED BYLAWS

OF

GUARDION HEALTH SCIENCES, INC.

a Delaware Corporation

Pursuant to resolutions of the Board of Directors (the “Board”) of Guardion Health Sciences, Inc. a Delaware corporation (the “Corporation”) adopted at a meeting of the Board held on November 14, 2024 and in accordance with the authority provided to the directors pursuant to Article XIII of the Corporation’s Second Amended and Restated Bylaws (the “Bylaws”), Article III, Section 1 of the Bylaws is amended in its entirety as follows as of November 14, 2024 (the “Effective Time”):

“SECTION 1. Number, Qualification and Term of Office. The business, property and affairs of the Corporation shall be managed by a board consisting of not less than one (1) or more than two (2) directors. The Board of Directors shall from time to time by a vote of a majority of the directors then in office fix within the maximum and minimum limits the number of directors to constitute the Board. At each annual meeting of stockholders, a Board of Directors shall be elected by the stockholders for a term of one (1) year. Each Director shall serve until his successor is elected and shall qualify.”

C E R T I F I C A T E O F S E C R E T A R Y

I, the undersigned, do hereby certify:

1. That I am the duly elected and acting secretary of Guardion Health Sciences, Inc., a Delaware corporation; and

2. That the foregoing Amendment No. 2 to the Second Amended and Restated Bylaws, was duly adopted by the board of directors of said corporation on November 14, 2024.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said Corporation as of November 14, 2024.

/s/ Robert N. Weingarten
Robert N. Weingarten, Secretary